Exhibit 99.1
Public Relations:                                       Investor Relations
Jeff Weir                                               Jim Foltz
(408) 721-5199                                           (408) 721-5693
jeff.weir@nsc.com                                       invest.group@nsc.com


NATIONAL SEMICONDUCTOR ANNOUNCES NEW $400 MILLION STOCK BUY-BACK PROGRAM

Santa Clara, CA March 11, 2004 - National Semiconductor Corporation (NYSE:NSM) announced today that the Board of Directors has approved a program to buy back up to $400 million of National's common stock. This stock repurchase program follows a similar $400 million stock buy-back that National completed in September and October of 2003.

The new buy-back program is consistent with National's ongoing efforts to increase its return on invested capital, which improves shareholder value. The timing and amounts of specific repurchases will depend on market conditions, among other considerations.

National Semiconductor had 179,383,685 shares of common stock outstanding at the conclusion of the third fiscal quarter, which ended February 29, 2004.

About National Semiconductor
----------------------------
National Semiconductor, the industry's premier analog company, creates high performance analog devices and subsystems. National's leading-edge products include power management circuits, display drivers, audio and operational amplifiers, imaging sensors and data conversion solutions. National's key markets include wireless handsets, displays, PCs, networks and a broad range of portable applications. With headquarters in Santa Clara, California, National reported sales of $1.67 billion for fiscal 2003, which ended May 25, 2003. Additional company and product information is available at www.national.com.